Exhibit 5.1
Exhibit 23.2

Opinion of W. Andrew Stack, Esq.

December 11, 2001



CyPost Corp.
900-1281 West Georgia Street
Vancouver, B.C. V6E-3J7

RE:  Registration Statement on Form S-8


Ladies and Gentlemen:

     I have examined the Amendment of Registration Statement on Form S-8/A to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") issued or issuable upon the exercise of options granted under the CyPost Corp. 2001 Consultants Stock Option Plan (the "Plan") referred to therein. As your counsel in connection with this transaction, I have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.

     It is my opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.

     I further consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                              Very truly yours,
                              /s/  W. Andrew Stack
                              --------------------
                              W. Andrew Stack, Esq.
                              OBA #18606


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